Exhibit 10.0

                         Retirement Settlement Agreement

Effective March 21, 1998, Scangraphics, Inc. (the "Company") and Andrew E. Trolio (the "Employee") in consideration of Employee's loyalty, dedication and continued service to the Company for twenty-six years, and the Employee's willingness to terminate his Employment Agreement according to the terms herein, hereby agree to the following Terms and Conditions as set forth below:

1) The Company and the Employee agree that the Employment Agreement executed on January 1, 1991 and the Addendum to Employment Agreement executed October 29, 1997 are terminated. This Agreement contains the entire agreement between the Employee and the Company and it supersedes any prior agreement or understanding. No agreement, representation, or understanding of either party which is not contained in this Agreement is binding on the parties. This Agreement can be modified only in a writing signed by both parties.

2) Employee will step down as Chairman of the Company's Board of Directors (effective upon election of a new chairman at the next meeting of the Board.) The Company will use its best efforts to elect the Employee as a Director of the Company at least until such time as all items of this agreement have been satisfied.

         It is the intent that the Employee will be re-elected to the Board of Directors during, at a minimum, the three year period as stated herein and at a minimum the Chief Executive Officer and Chairman will support such re-election of Employee to the Board.

         The Company will pay ordinary expenses afforded other members of the Board during his term(s) as a member of the Board.

3) The Company will pay Employee a salary of $150,000 per year on a bi-weekly basis through December 31, 2000.

4) The Company will continue to pay all medical benefits through December 31, 2000 for Employee. The Company will continue to pay



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Employee the current automobile expense allowance through December 31, 1998 and will pay the current Company paid life insurance through December 31, 1998.

5) The Employee will surrender the 500,000 shares purchased at year end 1996 and in turn the Company will cancel these shares. In addition the Company will cancel Notes PN-101 and 102 relating to the purchase of such shares and as such, relieving the Employee of any liability to the Company in connection with these Notes as of December 31, 1997.

6) In consideration of Section 5 above, the Company will issue to Employee 250,000 Warrants to purchase the Company's common stock, exercisable for 10 years at the price of $2.546875, which was the average of bid (2 1/2) and ask prices (2 19/32) at closing on March 20, 1998.

7) The Employee will not be provided with an office or a secretary. As of 4/30/98, the Employee will assume all expenses of Employee's current office, including but not limited to: rent, phone, fax, utilities and maintenance. The Company will pay any reasonable outstanding expenses, to April 30,1998, relating to the rental of the Company office in Broomall which are minimal. [Note, the Company has been and will continue to be financially responsible for, Lorraine Carsello, the Employee's current secretary.]

8) Employee covenants and agrees that, for the term of this agreement, he shall not, directly or indirectly engage in any business activities within the Continental United States, the same as, or in competition with business activities carried on by the Company. The term "engage in" shall include, without being limited to, activities as proprietor, partner, stockholder, principal, agent, employee or consultant. Notwithstanding the foregoing, Employee shall be entitled to have investments in other enterprises provided, however, that he shall not have any investments or financial interest in any business enterprise which conducts business activities competitive with any business activities conducted by the Company of more than 5% of any class of equity securities of a company whose securities are traded on a national exchange. Additionally, if the Company permanently abandons (to be agreed to by the Company, in writing) any of its existing businesses and/or products, the Employee will be free of any restrictions



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relating to engaging, participating, investing in and or owning any such abandoned business or products. 9) If the office or offices of Chairman of the Board of Directors or President and Chief Executive Officer shall become vacant for any reason whatsoever, and if the Company desires for Employee to occupy such position or positions temporarily until either or both can be located and hired, Employee will, at his option, and upon request by the Board of Directors, enter into the office or offices at the pleasure of the Board of Directors. During such time that Employee is employed as President and Chief Executive Officer, Employee shall receive compensation equal to that received by the President and Chief Executive Officer that he replaces. There would be no additional compensation for assuming the duties of Chairman of the Board. Upon the Employee no longer being the President and Chief Executive Officer, his compensation would revert to that provided in this agreement.

10) Releases and or discussions relating to Employee. The Company, its Officers and Directors, will not, publicly or privately, publish, discuss, state, infer or communicate in any manner anything which is reasonably anticipated to reflect negatively on the Employee.

11) In the event of default by the Company of any provisions of this Agreement, and a failure to cure such default within 15 business days of the Company's receipt of written notice of such default, the Employee will be entitled to immediate receipt of the balance of all and any moneys due Employee under this Agreement, including but not limited to recovering of reasonable legal expenses, interest and fees, etc., as provided under the laws of the Commonwealth of Pennsylvania. Additionally, non-compete restrictions will terminate.

12) In the event of incapacitation or death of Employee, salary as noted in
Section 3 and life insurance payments as noted in Section 4 shall inure to the beneficiaries of the Estate of the Employee.


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AGREED TO:

By:  Andrew E. Trolio                      By:  Laurence L. Osterwise.

/s/ Andrew E. Trolio                       /s/ Laurence L. Osterwise
--------------------                       -------------------------
                                           President & CEO, Scangraphics, Inc.

Date:  4/16/98                             Date:   4/13/98
     ---------------                            --------------------
WITNESSED:

By : Victoria R. Franchetti

/s/ Victoria R. Franchetti
--------------------------
    Assistant Secretary, Scangraphics, Inc.

Date:  4/14/98